Exhibit 10.1

Stickel & Associates
P.O. Box 91, Tustin, Ca 92681
(714) 751-4742

May 14, 2006

Minerals Mining Corporation.
12801 Worldgate Drive, Suite 500,
Herndon, VA 20170 U.S.A.

Attention: Fernando Juan, Chief Executive Officer
Subject: Review of Literature and Inspection of Gold Claims in Plumas County,
California, Blackhawk, Alan, MMC and Dean Lode Claims Consisting of 750 Acres.

References;   1) Geology of the Pulga and Bucks Lake Quadrangles, Butte and Plumas Counties California, USGS Prof. Paper 731, date 1974.
2) Examination and Sampling of the Blackhawk and Sections 13 Claims, Plumas County,California, by Mm. H. Bird, dated June 1, 1976.
3) Bucks Lake Quadrangle, Map, USGS, 1:62,500, date 1980.

Gentlemen:

This letter presents our present geological engineering evaluation of the subject gold and silver claims that are located in Plumas County, California.

We visited and inspected the property on April 19, and 20, 2005. The property consists of approximately 750 acres of lode claims with a reported overlying of a few placer claims. The properties lie about 5 and 11 miles directly west of Quincy on the Bucks Lake Road.

The claims are named Blackhawk, Alan, MMC, and Dean. The Blackhawk, Alan and MMC claims lie in Sections 21, 22, and 27 of T24N, R8E. The Dean claims lie in the northwest corner of Section 13, T24N, R8E.

GEOLOGY

These claims lie along the southwest and northwest borders of a northwest trending zone or band of highly fractured peridotite altered to serpentine Broad fault zones bound the peridotite bodies or bands and there are no indications of heat alterations. There has been no production from hard rock mining, however, significant placer hydraulicking and sluicing has occurred. The placer deposits occur in two periods of erosion, the Present and the Tertiary. Although, concentrations of gold have only been found in the Blackhawk and Dean claims, it does occur scattered throughout the peridotite.

PRESENCE OF GOLD AND SILVER

Reference 2 indicates that there is a conservative 10,000,000 tons of hard rock ore reserves. Rock chip and channel samples were obtained from 10 to 50 foot sections of road cuts and outcrops on these claims and is reported "consistently assayed high in gold (AU)". The highest gold value was 2.80 oz/ton, however, the overall average was .7 oz/ton. Silver (AG) ranged from a trace to 2.62 oz/ton. These values varied greatly, depending upon the freshness of the outcrop. Assays also indicated
the presence of platinoid metals.

Total amount of gold and silver in these claims is 7,000,000 oz. Of gold and 19,000,000 oz. of silver. These figures were compiled from data presented in Reference 2.

It is reported that during the summer of 2005, approximately $50,000 work of placer gold was dredged from one of the creeks flowing through the Blackhawk claims. This gold was dredged from an area of the creek about 100 yards long.

Stickel & Associates warrant that our services are performed, within the limits prescribed by our clients, with the usual thoroughness and competence of the geological engineering profession. No other warranty or representation, either expressed or implied, is included or included in our proposals or reports or contracts.
We appreciate the opportunity of presenting this report. If you have any questions, please contact this office.

Very truly yours,

STICKEL L ASSOCIATES

/s/ J. F. STICKEL
J. F. Stickel,

April 25, 2005

It is our opinion that the described and proven "indicated" ore reserves are based on data as described above.

STICKEL & ASSOCIATES

/s/ J. F. STICKEL
J. F. STICKEL,

RG 2999

STICKEL & ASSOCIATES
P.O. Box 91, Tustin, Ca. 92618
(714) 751-4742
May 14, 2006